EXHIBIT 23.2

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Profire Energy, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated March 7, 2018, with respect to the financial statements of Profire Energy, Inc., in its registration statement on Form S-3 relating to the registration of 8,625,000 shares of $0.001 par value common stock for sale by selling stockholders. We also consent to the reference of our firm under the caption “Experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
June 7, 2018